Ex-99.d.2

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

February 26, 2010

Board of Trustees
Delaware Group Equity Funds I
2005 Market Street Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the "Manager"), agrees that in order to improve the performance of Delaware Mid Cap Value Fund (the “Fund”), a series of Delaware Group Equity Funds I, the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, “non-routine expenses”)) in an aggregate amount equal to the amount by which the Fund’s total operating expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses) exceed the 1.00% of the Fund’s average daily net assets for the period February 28, 2010 through February 28, 2011. For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board and the Manager.

     The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Portfolio expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/ Philip N. Russo
	Name:	Philip N. Russo
	Title:	Executive Vice President & Chief Administrative Officer

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Equity Funds I

By:	/s/Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President & Chief Executive Officer
	Date:	February 26, 2010